Exhibit 99.1

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., February 8, 2016 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.10 per share on its Class A common stock and Class B common stock, payable on March 23, 2016, to stockholders of record at the close of business on March 2, 2016.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. The company reported net sales of $749 million for the fiscal year ended June 30, 2015. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com